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Filed pursuant to Rule 424(b)(3)
Registration No. 333-109727

Prospectus Supplement No. 1
(To Prospectus Dated October 24, 2003)

$210,000,000
NEW CENTURY FINANCIAL CORPORATION
3.50% CONVERTIBLE SENIOR NOTES DUE 2008
AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

        This prospectus supplement amends and supplements the prospectus dated October 24, 2003, relating to our 3.50% Convertible Senior Notes Due July 3, 2008 and the shares of our common stock issuable upon conversion of the notes.

        This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated October 24, 2003, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

        See "Risk Factors" beginning on page 8 of the prospectus dated October 24, 2003 to read about factors you should consider before buying the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

        This prospectus supplement amends and replaces the table under the heading "Selling Securityholders" beginning on page 61 of the prospectus dated October 24, 2003, with the information in the following table.

The date of this prospectus supplement is November 26, 2003.

SELLING SECURITYHOLDERS

					Beneficial Ownership After Offering
			Number of Shares of Common Stock Held Before Offering(1)
	Aggregate Principal Amount of Notes Owned Before Offering and That May Be Sold
Selling Securityholder		Percentage of Notes Outstanding Before Offering		Number of Shares of Common Stock Offered for Sale(1)(2)	Number of Shares of Common Stock(3)	Percentage of Shares of Common Stock(3)(4)
Akela Capital Master Fund, Ltd.	$7,000,000	3.3%	201,156	201,156	—	*
Argent Classic Convertible Arbitrage Fund L.P.	4,000,000	1.9	114,946	114,946	—	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	4,000,000	1.9	114,946	114,946	—	*
Bear, Stearns & Co. Inc.(5)	1,900,000	*	981,866	54,599	927,267	2.7%
BP Amoco PLC Master Trust	657,000	*	18,879	18,879	—	*
BNP Paribas Equity Strategies, SNC	4,037,000	1.9	126,517	116,009	10,508	*
Calamos® Market Neutral Fund — Calamos® Investment Trust	5,000,000	2.4	143,683	143,683	—	*
Cheyne Fund LP	1,130,000	*	32,472	32,472	—	*
Cheyne Leveraged Fund LP	660,000	*	18,966	18,966	—	*
CIP Limited Duration Company	140,000	*	4,023	4,023	—	*
CNH CA Master Account, L.P.	4,000,000	1.9	114,946	114,946	—	*
Coastal Convertibles Ltd	500,000	*	14,368	14,368	—	*
Context Convertible Arbitrage Fund, LP	1,900,000	*	54,599	54,599	—	*
Context Convertible Arbitrage Offshore, L.T.D.	2,600,000	1.2	74,715	74,715	—	*
CooperNeff Convertible Strategies (Cayman) Master Fund LP	3,981,000	1.9	114,400	114,400	—	*
CS Alternative Strategy Limited	70,000	*	2,011	2,011	—	*
DB Equity Opportunities Master Portfolio Ltd	4,500,000	2.1	129,314	129,314	—	*
D.E. Shaw Investment Group, L.P.	400,000	*	11,494	11,494	—	*
D.E. Shaw Valence Portfolios, L.P.	1,600,000	*	45,978	45,978	—	*
DEAM Convertible Arbitrage	1,500,000	*	43,104	43,104	—	*

Geode U.S. Convertible Arbitrage Fund, a series of Geode Investors, LLC	6,000,000	2.9	172,419	172,419	—	*
GLG Market Neutral Fund(6)	25,000,000	11.9	718,415	718,415	—	*
HighBridge International LLC(7)	23,500,000	11.2	675,310	675,310	—	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	234,000	*	6,724	6,724	—	*
Jefferies & Company Inc.	5,000	*	143	143	—	*
JP Morgan Securities Inc.	4,000,000	1.9	114,946	114,946	—	*
Lyxor / Convertible Arbitrage Fund Limited	247,000	*	7,097	7,097	—	*
Polaris Vega Fund L.P.	2,000,000	*	57,473	57,473	—	*
Pyramid Equity Strategies Fund	1,000,000	*	28,736	28,736	—	*
RBC Alternative Asset, L.P.	150,000	*	13,369	4,310	9,059	*
Sage Capital	3,450,000	1.6	99,141	99,141	—	*
San Diego County Employee Retirement Association	1,000,000	*	28,736	28,736	—	*
Silverback Master, LTD(8)	18,000,000	8.6	517,258	517,258	—	*
SingleHedge US Convertible Arbitrage Fund	665,000	*	19,109	19,109	—	*
Sphinx Convertible Arb Fund SPC	259,000	*	7,442	7,442	—	*
SSI Blended Market Neutral L.P.	468,000	*	13,448	13,448	—	*
SSI Hedged Convertible Market Neutral L.P.	499,000	*	14,339	14,339	—	*
Sturgeon Limited	725,000	*	20,834	20,834	—	*
Sunrise Partners Limited Partnership	15,500,000	7.4	445,417	445,417	—	*
Whitebox Convertible Arbitrage Partners, LP	6,000,000	2.9	172,419	172,419	—	*
Xavex Convertible Arbitrage 10 Fund	4,000,000	1.9	114,946	114,946	—	*
Van Kampen Harbor Fund	2,000,000	*	57,473	57,473	—	*
Viacom Inc. Pension Plan Master Trust	21,000	*	603	603	—	*
Zazove Convertible Arbitrage Fund, L.P.	1,000,000	*	28,736	28,736	—	*

Zurich Institutional Benchmarks Master Fund Ltd.	1,357,000	*	38,995		38,995	—		*
All other holders of the Notes or future transferees, pledgees, donees, assignees or successors of any such holders(9)	47,345,000	22.5	1,360,534	(10)	1,360,534	—	(10)	*

Totals	$210,000,000	100.00%	6,998,320		6,034,686	946,834		2.8%

*
Less than one percent (1%).

(1)
Assumes conversion of all of the holder's notes based upon the initial conversion price of approximately $34.80 per share of common stock. This is equivalent to a conversion rate of approximately 28.7366 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under "Description of the Notes—Conversion of Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. In addition, the number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash payment for any fractional share resulting from conversion of the notes, as described under "Description of Notes—Conversion of Notes."

(2)
Except as noted, the shares of common stock that may be sold upon conversion of the notes by any selling securityholder will not represent 1% or more of our outstanding common stock.

(3)
Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

(4)
Based on 33,714,285 shares outstanding as of October 8, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of this selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.

(5)
This selling securityholder was an initial purchaser of the notes in our private offering of the notes pursuant to Rule 144A.

(6)
The shares of common stock that may be sold upon conversion of notes by this selling securityholder will represent 2.1% of our outstanding common stock. This percentage is calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 33,714,285 shares of common stock outstanding as of October 8, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of this selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.

(7)
The shares of common stock that may be sold upon conversion of notes by this selling securityholder will represent 2.0% of our outstanding common stock. This percentage is calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 33,714,285 shares of common stock outstanding as of October 8, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of this selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.

(8)
The shares of common stock that may be sold upon conversion of notes by this selling securityholder will represent 1.5% of our outstanding common stock. This percentage is calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 33,714,285 shares of common stock outstanding as of October 8, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of this selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.

(9)
New selling securityholders, if any, will be set forth from time to time in post-effective amendments to the registration statement of which this prospectus is a part or supplements to this prospectus, as required.

(10)
Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes do not beneficially own any common stock other than the common stock issuable upon conversion of the notes.

        Information concerning the selling securityholders may change from time to time, and any changed information will be set forth in prospectus supplements if and when required.

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SELLING SECURITYHOLDERS